Exhibit 12

January 19, 2022

Board of Directors

Innovega Inc.

11900 NE 1 Street, Suite 300

Bellevue, Washington 98005

To the Board of Directors:

We are acting as counsel to Innovega Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 5,000,000 shares of the Company’s Series A-1 Preferred Stock, convertible into the Common Stock of the Company.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Second Amended and Restated Certificate of Incorporation of the Company;

2. Bylaws of the Company Adopted August 28, 2008

3. The offering statement, (as amended, File No.024-11441) as filed by the Company with the Securities and Exchange Commission (the “Commission”); and

4. The Unanimous Written Consent of the Board of Directors of the Company approving the offering of the Series A Preferred Stock under the offering statement;

5. The Action by Written Consent of the Stockholders of the Company approving the Second Amended and Restated Certificate of Incorporation; and

6. A draft of Form 1-A.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

Based upon the foregoing, we are of the opinion that the shares of Series A Preferred Stock, and Common Stock into which the Series A-1 Preferred Stock may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the offering statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the offering circular. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

Very truly yours,

/s/ Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW